EXHIBIT 10.1

AMENDED AND RESTATED CONSULTING AGREEMENT

This Amended and Restated Consulting Agreement (“Restated Agreement”) is entered into as of this 26th day of April, 2007, but effective as of the 1st day of February, 2007, between the Federal Home Loan Bank of Atlanta (“FHLBA”) and PEAC Ventures, Inc. (“PEAC”). It amends and restates in its entirety that certain Consulting Agreement dated December 1, 2006 between FHLBA and PEAC (“Original Agreement”). For good and valuable consideration, FHLBA and PEAC hereby agree as follows:

1.	Engagement as Consultant

Subject to the terms and conditions of this Restated Agreement, FHLBA hereby engages PEAC as a consultant to the Board of Directors to perform the services set forth herein, and PEAC hereby accepts such engagement. PEAC’s relationship with FHLBA will be strictly that of an independent contractor. Nothing in this Restated Agreement should be construed to create a partnership, joint venture, employer-employee relationship, or promise of any future employment by FHLBA or any affiliate thereof, including as to William H. Ott, Jr., a PEAC employee. PEAC is not the agent of FHLBA and is not authorized to make any representation, contract, or commitment on behalf of FHLBA except as specifically authorized by this Restated Agreement. PEAC and its affiliates, including Mr. Ott, will not be entitled to any of the benefits or forms of compensation which FHLBA may make available to its employees, including but not limited to compensation, bonuses, insurance, profit-sharing or retirement benefits, vacation benefits, sick leave, or social security or worker’s compensation benefits.

2.	Scope of Services

FHLBA hereby retains PEAC’s services as a special consultant to the Board of Directors of FHLBA (the “Board”). Effective as of February 1, 2007, William H. Ott, Jr., as president of PEAC, shall serve and advise the Board by performing such of the usual and customary duties of president and chief executive officer of FHLBA as may be requested by the Board while the Board conducts a search to identify a permanent president and chief executive officer, and until such permanent president and chief executive officer is serving in such capacity (the “Services”). After a permanent president and chief executive officer is serving in such capacity, Mr. Ott will continue to serve and advise the Board, in its discretion, during any appropriate transition period to be mutually agreed upon by the parties. Mr. Ott will report directly to the Chairman of the Board. During the term of this Restated Agreement, Mr. Ott shall devote as much of his productive time, energy and abilities to the performance of the required services hereunder as is necessary, and agreeable to FHLBA, to perform the required services in a timely and productive manner. The parties further expect that Mr. Ott will conduct most of the Services onsite at the principal office of FHLBA, although some work will be conducted at PEAC’s offices or offsite. Subject to Section 6 of this Restated Agreement and the Non-Disclosure and Confidentiality Agreement dated December 1, 2006 between FHLBA and PEAC (the “Confidentiality Agreement”), PEAC is free to perform services for other parties while performing services for FHLBA. PEAC and Mr. Ott agree to behave in a responsible and professional manner at all times while performing services under this Restated Agreement.

3.	Compensation

FHLBA shall pay PEAC an hourly consulting fee in the amount of $625.00 for time actually spent on FHLBA business. Commuting time to FHLBA offices will not be compensated. Travel time to other locations reasonably necessary for the conduct of the Services will be paid at a rate of $312.50 per hour. PEAC will send FHLBA an invoice twice a month covering periods from the 1st to the 15th and from the 16th to the last days of the month for review and approval which shall set forth in reasonable detail the services performed and the hours spent. FHLBA shall pay the invoice within two weeks after receipt. PEAC understands and agrees that, as an independent contractor, it is solely responsible for all taxes and other costs and expenses attributable to the compensation payable to and Services provided by PEAC under this Restated Agreement. PEAC understands and agrees that it is obligated to pay federal, state and local income tax, if any, due on any monies paid to PEAC pursuant to this Restated Agreement, and PEAC represents that it has taken and will take any and all actions required to comply with all applicable federal, state and local laws pertaining to the same.

4.	Equipment and Expenses

FHLBA shall reimburse PEAC for reasonable expenses incurred by PEAC in the performance of its duties hereunder within 30 days of receipt of reasonably documented invoices therefore; provided, however, that any such expense exceeding $1,000.00 must be approved by the Chairman of the Board in advance.

FHLBA agrees to supply PEAC with the equipment and support reasonably necessary to function in its capacity under this Restated Agreement, including office space at FHLBA’s principal office and access to facsimile, telephone, computer and internet services at such location.

5.	Representations of PEAC

PEAC represents that it operates its own business enterprise and has control over the means of providing the services identified herein. PEAC agrees to accept exclusive liability for complying with all applicable state and federal laws governing self-employed individuals and employers, including but not limited to obligations such as payment and withholding of taxes, social security, disability, workers’ compensation insurance, and other contributions based on fees paid to PEAC, its agents or employees under this Restated Agreement. PEAC agrees to provide to FHLBA a certificate of workers’ compensation insurance or a certificate of exemption. FHLBA shall not be responsible for PEAC’s acts or the acts of any employees of PEAC while performing the services whether on FHLBA premises or elsewhere.

PEAC commits to perform the Services in a competent and efficient manner using its best efforts to accomplish the objectives of FHLBA. PEAC agrees to perform all Services described in the Restated Agreement in strict compliance with any and all applicable federal, state, and local laws, regulations and guidelines and in accordance with any other relevant professional or other standards. When on FHLBA premises, PEAC shall comply with FHLBA policies with respect to conduct of visitors.

6.	Conflicts of Interest

PEAC represents that it has advised FHLBA in writing prior to the date of signing this Restated Agreement of any relationship with any third parties, including members and competitors of FHLBA, or other legal obstacles that would present a conflict of interest with the Services or which would prevent PEAC from carrying out the terms of this Restated Agreement. PEAC affirms that it shall advise FHLBA of any such relationships or legal obstacles that might be proposed during the term of this Restated Agreement. In such event, FHLBA shall have the option to terminate this Restated Agreement without further liability to PEAC other than the obligation to pay for Services actually rendered as of the date of such termination. PEAC further agrees to refrain from making any recommendations or taking any actions that would elevate its interests, or the interests of any affiliate or client, over the interests of FHLBA.

FHLBA acknowledges that Mr. Ott is a member of the Board of Directors of E*Trade Bank, an institution that is a member of FHLBA, and owns, or may own, securities in the parent corporation of such institution. FHLBA agrees that Mr. Ott may remain a director of E*Trade Bank, may continue to receive compensation for such services and may continue to own securities in the parent corporation of such institution.

7.	Term and Termination

(a) The term of this Restated Agreement will begin on the date hereof, and will continue until November 30, 2007, unless earlier terminated as provided for herein (the “Term”). Upon the written, mutual agreement of the parties hereto, the Term may be extended an additional six months. On or before May 30, 2007, and every three months thereafter, the parties will review and mutually agree upon an appropriate time commitment for PEAC and the expected Services to be provided during the remainder of the Term.

(b) FHLBA may terminate this Restated Agreement at any time prior to the end of the Term with or without “Cause” by giving written notice to PEAC. If this Restated Agreement is terminated by FHLBA for “Cause,” FHLBA shall have no continuing financial obligation to PEAC other than (i) to pay for Services actually performed by PEAC as of the date of notice; and (ii) to reimburse PEAC for any reasonable expenses incurred by PEAC in accordance with the provisions of this Restated Agreement governing such expenses, as of the date of such notice (collectively, the “Accrued Obligations”). For purposes of this Restated Agreement, “Cause” means: (i) a termination directed, ordered or otherwise required by the Federal Housing Finance Board; (ii) PEAC or Mr. Ott engaging in conduct that would preclude it or him from participating in the affairs of any insured financial institution or a Federal Home Loan Bank under provisions of applicable law; (iii) PEAC or Mr. Ott’s engaging in conduct that constitutes a breach of fiduciary duty, a felony or other criminal misconduct that would constitute a felony under applicable law; and (iv) PEAC or Mr. Ott’s breach of this Restated Agreement or the Confidentiality Agreement.

(c) If this Restated Agreement is terminated by FHLBA other than for Cause, FHLBA will pay to PEAC, in addition to the Accrued Obligations, an amount equal to two times the compensation due and owing for the thirty days immediately preceding the date of termination, but not less than $120,000. For the purposes of clarity, if PEAC is owed $25,000 for services rendered during the thirty days immediately prior to the date of termination, FHLBA shall pay (i) the $25,000 due and owing, and (ii) $120,000 as a termination fee.

(d) PEAC may terminate this Restated Agreement at any time prior to the end of the Term for any reason by giving written notice to FHLBA. If PEAC terminates this Restated Agreement, or if the Restated Agreement is not renewed at the end of the Term, FHLBA shall have no continuing financial obligation to PEAC other than to pay the Accrued Obligations.

8.	Right of Review

During the term of this Restated Agreement and for a period of one year after its expiration or termination, FHLBA and/or its representatives at reasonable times, and upon reasonable notice to PEAC, shall have the right to review all contracts, correspondence, books, accounts, files, and records of PEAC which pertain in any manner to performance of this Restated Agreement and services rendered hereunder and the charges therefore.

9.	Indemnification

(a) Subject to the limitations in paragraph (b) below, PEAC shall defend, indemnify, and hold harmless FHLBA from and against all liabilities, claims, losses, costs, fines, expenses, penalties and damages of any type (including attorneys’ fees and costs) arising out of or in any way related to actions taken (or failed to be taken) by PEAC that are determined to be grossly negligent or intentionally reckless or with willful disregard to the consequences to FHLBA or other parties, including, but not limited to, PEAC’s provision of services to FHLBA under this Restated Agreement. PEAC also agrees that FHLBA may select counsel of its choice in the event of any claim or action, any threatened claim or threatened action, or lawsuit or threatened lawsuit against it, its directors, officers or its employees in connection with any matter for which indemnification is provided by PEAC hereunder. To the extent that the claim or action, or threatened claim or action, or lawsuit or threatened lawsuit is subject to the provisions of this paragraph (a), PEAC further agrees to pay the reasonable fees and expenses of such counsel for FHLB within 30 days of the date FHLB or its counsel submits any request for reimbursement of fees and/or expenses.

(b) Notwithstanding the provisions of paragraph (a) above, in the event that it is determined by a court of competent jurisdiction that the actions PEAC has taken or failed to take were as a result of a breach of the obligations of FHLBA to PEAC under this Restated Agreement, no indemnification shall be provided hereunder, and to the extent PEAC has advanced or made payments hereunder, FHLBA shall reimburse them on request.

(c)	(i) FHLBA shall likewise defend, indemnify, and hold harmless PEAC and Mr. Ott from and against all liabilities, claims, losses, costs, fines, expenses, penalties and damages of any type (including attorneys’ fees and costs) arising out of or in any way related to actions FHLBA has taken (or has failed to take), or PEAC or Mr. Ott has taken (or has failed to take) on FHLBA’s behalf, including but not limited to (subject to the limitation in paragraph (d) below) as to matters about which PEAC and its employees have advised the FHLBA and specifically including any and all claims of negligence, third party interference with contract, intentional infliction of emotional distress, negligent infliction of emotional distress, wrongful dismissal, sexual harassment, all claims pertaining to employment actions, and the obligations of FHLBA to PEAC under this Restated Agreement.

(ii) In the event there is a any claim or action, any threatened claim or threatened action, or lawsuit or threatened lawsuit (a “Claim”) against PEAC or Mr. Ott individually, not naming any other directors or officers of FHLBA (regardless of whether or not FHLBA is named), based upon PEAC’s or Mr. Ott’s actions pursuant to this Restated Agreement, FHLBA agrees that PEAC may select counsel of its choice in the event of any Claim against it or its employees including William H. Ott, Jr. in connection with services that PEAC has supplied pursuant to this Restated Agreement. To the extent that the Claim is subject to the provisions of this paragraph (c)(ii), FHLBA further agrees to pay the reasonable fees and expenses of such counsel for PEAC within 30 days of the date PEAC or counsel for PEAC submits any request for reimbursement of fees and/or expenses.

(iii) In the event there is a Claim against PEAC or Mr. Ott in which other directors or officers are named, based upon PEAC’s or Ott’s actions pursuant to this Restated Agreement, PEAC and Mr. Ott shall be entitled to the rights, benefits and obligations set forth in Exhibit A hereto.

(d) Notwithstanding the provisions of paragraph (c) above, in the event that it is determined by a court of competent jurisdiction that the actions FHLBA has taken or failed to take were as a result of advice of PEAC or its employees, including Mr. Ott, to FHLBA, and either (i) such advice was grossly negligent, intentionally reckless, part of a pattern of misconduct, or with willful disregard to the consequences to FHLBA or (ii) such advice represented ultra vires actions beyond the scope express and implied authorities of the president and CEO of FHLBA, no indemnification shall be provided hereunder, and to the extent FHLBA has advanced or made payments hereunder, PEAC shall reimburse them on request. Further, FHLBA shall not be obligated to make, provide or reimburse any payments to PEAC or Mr. Ott under the indemnification above to the extent that PEAC or Mr. Ott has admitted or assumed any liability, entered into any settlement agreement, stipulated to any judgment or incurred any fees or expenses associated with the defense of any claim, without the express written consent of FHLBA, which consent of FHLBA shall not be unreasonably withheld, conditioned or delayed.

(e) It is the express intent of FHLBA that Mr. Ott be an “Executive” and thus an “Insured Person” solely for the purpose of claims covered by paragraph 9(c)(iii) and FHLBA’s insurance policies covering directors and officers and for no other purposes, and that such insurance be available to him to the extent provided therein. Nothing contained in this paragraph or this Restated Agreement shall cause Mr. Ott to be considered an employee of FHLBA.

(f) The indemnifications provided herein expressly include, but are not limited to, any fines or penalties imposed by the Department of Labor, the Internal Revenue Service, or any other local, state or federal governmental agency, to the extent FHLBA is permitted to reimburse such fines or penalties under applicable law.

10.	Assignment

No assignment by PEAC of this Restated Agreement or any of its rights, duties or obligations hereunder, shall be binding on FHLBA without FHLBA’s prior written consent.

11.	Entire Agreement

Other than the Non-Disclosure and Confidentiality Agreement dated December 1, 2006, this Restated Agreement contains the entire agreement of the parties relating to the provision of Services, and it supersedes all prior agreements and understandings between the parties related to this subject matter, including (i) the letter from Mr. Ott to FHLBA dated November 2, 2006, (ii) the Non-Disclosure and Confidentiality Agreement signed by Mr. Ott on November 29, 2006, and (iii) the Original Agreement.

12.	No Alteration, Change or Amendment Without Signed Writing

This Restated Agreement may not be altered, changed or amended except by a writing signed by each of the parties hereto.

13.	Waiver

The waiver by FHLBA of a breach of any provision of this Restated Agreement by PEAC shall not operate or be construed as a waiver of any subsequent similar or other breach by PEAC.

14.	Specific Performance/Injunctive Relief

In the event of the actual or threatened breach by a party to this Restated Agreement of any of the terms or paragraphs of this Restated Agreement, the other party shall have the right to specific performance and injunctive relief. The rights granted by this paragraph14 are in addition to all other remedies and rights available at law or in equity.

15.	Governing Law

This Restated Agreement shall be construed according to the laws of Georgia.

16.	Jurisdiction and Venue

Any proceedings or actions commenced hereunder shall be brought exclusively in any state or federal court within Fulton County, Georgia.

17.	Execution in Counterparts

This Restated Agreement may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.

18.	Acknowledgement of Opportunity to Review and Rules of Construction

The parties acknowledge that they have had an opportunity to review each and every provision contained in this Restated Agreement and to submit the same to legal counsel for review and comment. Based on the foregoing, the parties agree that any rule of construction that a contract be construed against the drafter will not be applied in the interpretation and construction of this Restated Agreement.

19.	Severability

The invalidity or unenforceability of any provisions of this Restated Agreement, whether in whole or in part, shall not in any way affect the validity and/or enforceability of any other provision of this Restated Agreement. Any invalid or unenforceable provision shall be deemed severable to the extent of any such invalidity or unenforceability.

20.	Third Party Beneficiaries

There are no third party beneficiaries of this Restated Agreement, and no party other than FHLBA and PEAC shall have any legal rights hereunder.

21.	Limitation of Liability

IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INDIRECT, SPECIAL, INCIDENTAL, EXEMPLARY, MULTIPLE, PUNITIVE OR CONSEQUENTIAL DAMAGES OF ANY KIND, WHETHER BASED ON CONTRACT, TORT (INCLUDING NEGLIGENCE), WARRANTY, GUARANTEE, PRODUCT LIABILITY OR STRICT LIABILITY OR ANY OTHER LEGAL OR EQUITABLE GROUNDS, EVEN IF SUCH PARTY HAS BEEN ADVISED IN ADVANCE OF THE POSSIBILITY OF SUCH DAMAGES. IN NO EVENT WILL A PARTY BE LIABLE TO THE OTHER FOR ANY REPRESENTATION OR WARRANTY MADE TO ANY THIRD PARTY BY THE OTHER PARTY.

22.	Notices

Any and all notices referred to herein shall be in writing and shall be deemed to have been given when personally delivered or when mailed, registered or certified mail, postage prepaid, to the following addresses:

To FHLBA:	And to

Attn: Chairman of the Board	Scott C. Harvard
Federal Home Loan Bank of Atlanta	President/CEO
1475 Peachtree Street,	Shore Bank
Atlanta, GA 30309	P. O. Box 920
25020 Shore Parkway
Onley, Virginia 23418

With a copy to:

John L. Douglas

Alston & Bird LLP

1201 W. Peachtree Street, Suite 4000

Atlanta, GA 30309-3424

To PEAC:

Attn: William H. Ott, Jr.

9925 Haynes Bridge Road

Suite 200-232

Alpharetta, GA 30022

To Mr. Ott:

William H. Ott, Jr.

9925 Haynes Bridge Road

Suite 200-232

Alpharetta, GA 30022

[Signatures appear on following page.]

IN WITNESS WHEREOF, the parties hereto have caused this Restated Agreement to be executed by their duly authorized representatives.

FEDERAL HOME LOAN BANK OF ATLANTA

By:	/s/ Scott C. Harvard
Name:	Scott C. Harvard
Title:	Chairman
Date:	April 27, 2007

PEAC VENTURES, INC.

By:	/s/ William H. Ott, Jr.
Name:	William H. Ott, Jr.
Title:	President
Date:	April 26, 2007

EXHIBIT A

1.	GENERAL INDEMNITY. Subject to the provisions of Section 4 and Section 5 hereof, the FHLBA shall defend, hold harmless and indemnify PEAC and Mr. Ott to the fullest extent permitted by the laws of the State of Georgia and, to the extent not inconsistent therewith, federal laws (including without limitation the Federal Home Loan FHLBA Act), as currently in effect or as they may hereafter be amended.

2.	INSURANCE POLICIES.

(a)	In the reasonable business judgment of the Board of Directors, the FHLBA may purchase and maintain, for its own benefit and for the benefit of PEAC and Mr. Ott, one or more valid, binding and enforceable policy or policies of D&O Insurance.

(b)	In the reasonable business judgment of the Board of Directors, but without limiting the full discretion of the Board of Directors to create or not create a fund or to otherwise secure or not secure the FHLBA’s obligations under this Agreement, the Board of Directors may create a fund of any nature, which may, but need not, be irrevocable or under the control of a trustee, or otherwise secure or insure in any manner its obligations to indemnify and advance expenses to PEAC and Mr. Ott and to other officers and directors of the FHLBA, whether arising under or pursuant to this Agreement or any similar agreement or otherwise. PEAC and Mr. Ott shall be intended beneficiaries of any such fund or arrangement.

3.

ADDITIONAL INDEMNITY. Subject to the provisions of Section 4 and Section 5 hereof, and in addition to the indemnity provided in Section 1 hereof, the FHLBA shall defend, hold harmless and indemnify PEAC and Mr. Ott in any threatened, pending or completed action, suit or proceeding, whether formal or informal and whether civil, criminal, administrative, arbitrative or investigative (any of the foregoing being a “Proceeding”), by reason of the fact that he is or was acting in the capacity of chief executive officer of FHLBA, or is or was serving at the request of the FHLBA as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other entity or as a member of any committee or council, from and against all costs, liabilities, obligations, expenses (including attorneys’ fees), judgments, fines (including an excise tax assessed with respect to an employee benefit plan) and amounts paid in settlement actually and reasonably incurred by him in connection with such Proceeding, if PEAC and Mr. Ott conducted itself or himself in good faith and reasonably believed (a) in the case of conduct in his capacity as consultant to the FHLBA or Mr. Ott’s service as interim chief executive officer as provided herein, that such conduct was in the best interests of the FHLBA and that his conduct was within the scope of his duties as an officer or director of the FHLBA, (b) in the case of conduct while serving at the request of the FHLBA as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other entity or as a member of any committee or council, that such conduct was at least not opposed to the best interests of the FHLBA, and (c) in the case of any Proceeding that is a threatened, pending or completed criminal action, that such conduct was lawful. The termination of any Proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that PEAC and Mr. Ott did not act in good faith or otherwise failed to meet the relevant standard of conduct set forth in clauses (a), (b) and (c) of the preceding sentence.

4.	LIMITATIONS ON INDEMNITY.

No indemnity pursuant to Section 1 or Section 3 of this Agreement or pursuant to the Bylaw shall be made by the FHLBA:

(a)	to the extent it would reduce or eliminate any payments to the FHLBA or to PEAC and Mr. Ott under any D&O Insurance;

(b)	to the extent of any liability for which PEAC and Mr. Ott is paid pursuant to any D&O Insurance;

(c)	if a final judgment or other final adjudication by a court having jurisdiction in the matter shall determine that such indemnity is not lawful;

(d)	in respect to remuneration paid to PEAC and Mr. Ott if a final judgment or other final adjudication by a court having jurisdiction in the matter shall determine that such remuneration was not lawful;

(e)	in connection with any Proceeding by or in the right of the FHLBA, except for reasonable expenses (including attorneys’ fees) incurred in connection with such Proceeding if it is determined that PEAC and Mr. Ott has met the relevant standard of conduct set forth in Section 3 of this Agreement;

(f)	for acts or omissions that involve fraud, intentional misconduct or a knowing violation of law by PEAC or Mr. Ott;

(g)	for any conduct for which PEAC or Mr. Ott is adjudged liable on the basis that he improperly received a personal benefit; or

(h)	for actions by the Federal Housing Finance Board against PEAC or Mr. Ott that result in an order, penalty or settlement adverse to PEAC or Mr. Ott.

5.	NOTIFICATION AND DEFENSE OF CLAIM.

(a)	Promptly after receipt by PEAC or Mr. Ott of notice of the commencement of any Proceeding, PEAC and Mr. Ott will, if a claim in respect thereto is to be made against the FHLBA under this Agreement, notify the FHLBA of the commencement thereof. Such notification shall include all documents and other information necessary for the FHLBA to determine whether PEAC and Mr. Ott are entitled to indemnification and reasonably available to PEAC and Mr. Ott. The failure so to notify the FHLBA will not relieve the FHLBA from any liability except to the extent that the FHLBA is prejudiced by such failure, nor will the failure to so notify the FHLBA relieve the FHLBA from any liability which it may have to PEAC or Mr. Ott otherwise than under this Agreement. With respect to any such Proceeding as to which PEAC and Mr. Ott so notify the FHLBA:

(1)	the FHLBA will be entitled to participate therein at its own expense; and

(2)	except as otherwise provided below, to the extent that it may wish, the FHLBA may assume the defense thereof.

(b)	After notice from the FHLBA to PEAC and Mr. Ott of its election to assume the defense thereof, the FHLBA will not be liable to PEAC or Mr. Ott under this Agreement or otherwise for any legal or other expenses subsequently incurred by PEAC or Mr. Ott in connection with the defense thereof other than reasonable costs of investigation or as otherwise provided below. PEAC and Mr. Ott shall have the right to employ counsel of its or his choosing in such Proceeding but the fees and expenses of such counsel incurred after notice from the FHLBA of its assumption of the defense thereof shall be at the expense of PEAC and Mr. Ott unless (i) the employment of counsel by PEAC and Mr. Ott has been authorized in writing by the FHLBA, (ii) the FHLBA and PEAC and Mr. Ott shall have reasonably concluded that there may be a conflict of interest between the FHLBA and PEAC and Mr. Ott in the conduct of the defense of such Proceeding, or (iii) the FHLBA shall have failed or refused to employ counsel to assume the defense of such Proceeding, in each of which cases the reasonable fees and expenses of PEAC and Mr. Ott’s counsel shall be paid by the FHLBA.

(c)	The FHLBA shall not be liable to PEAC and Mr. Ott under this Agreement for any amounts paid in settlement of any Proceeding without its prior written consent. The FHLBA shall not settle any such Proceeding in any manner which would impose any penalty or limitation on PEAC and Mr. Ott without PEAC and Mr. Ott’s prior written consent. Neither the FHLBA nor PEAC and Mr. Ott will unreasonably withhold his or its consent to any proposed settlement.

(d)	If the FHLBA and PEAC and Mr. Ott employ the same legal counsel in connection with a Proceeding and there develops a conflict of interest between the FHLBA, on the one hand, and PEAC and Mr. Ott, on the other, in the conduct of the defense of such Proceeding, then PEAC and Mr. Ott agree to employ different counsel (the fees and expenses of which shall be paid by the FHLBA if such fees and expenses are otherwise payable pursuant to this Agreement) and to take all actions reasonably necessary to allow the FHLBA to continue to employ the counsel employed by both the FHLBA and PEAC and Mr. Ott prior to such conflict arising.

6.	PREPAYMENT OF EXPENSES. Unless PEAC and Mr. Ott otherwise elect, expenses incurred in defending any Proceeding will be paid by the FHLBA in advance of the final disposition of such Proceeding upon receipt of a written agreement from PEAC and Mr. Ott in form and substance satisfactory to the FHLBA (i) affirming that PEAC and Mr. Ott conducted itself and himself in good faith and PEAC and Mr. Ott’s good faith belief that its and his conduct met the relevant standard set forth in clauses (a), (b) and (c) of Section 3 of this Agreement, and (ii) agreeing to repay any advances if it shall be ultimately determined that he is not entitled to be indemnified by the FHLBA under this Agreement.

7.	DETERMINATION OF ENTITLEMENT TO INDEMNIFICATION. Following notification by PEAC and Mr. Ott to the FHLBA of the commencement of a Proceeding pursuant to Section 5(a) of this Agreement, the determination of whether PEAC and Mr. Ott are entitled to indemnification pursuant to this Agreement shall be made by the following person or persons: (a) if there are two or more Disinterested Directors (as defined below), then at the FHLBA’s option, and with notice to PEAC and Mr. Ott of the method for determination chosen by the FHLBA, (i) by the Board of Directors by a majority vote of all of the Disinterested Directors (a majority of whom shall for such purpose constitute a quorum), (ii) by a majority of the members of a committee of two or more Disinterested Directors appointed by a vote described in the preceding clause (i), or (iii) by special legal counsel selected in the manner described in the preceding clause (i); or (b) if there are fewer than two Disinterested Directors, by special legal counsel selected by the Board of Directors (in which selection directors who do not qualify as Disinterested Directors may participate). “Disinterested Director” means a member of the Board of Directors who both (i) is not a party to the Proceeding giving rise to the indemnification claim and (ii) does not have a familial, financial, professional or employment relationship with PEAC and Mr. Ott, which relationship would, in the circumstances, reasonably be expected to exert an influence on the judgment of such member of the Board of Directors when voting on the decision being made.

8.	CONTINUATION OF INDEMNITY. This Agreement shall remain in effect for so long as PEAC is a consultant to the FHLBA and Mr. Ott is performing the usual and customary duties of president and chief executive officer of FHLBA as directed by the Board while the Board conducts a search to identify a permanent president and chief executive officer, and until such permanent president and chief executive officer is serving in such capacity (the “Services”); provided, however, that the FHLBA may terminate this Agreement upon 90 days written notice to PEAC and Mr. Ott at any time. All agreements and obligations of the FHLBA and PEAC and Mr. Ott contained in this Agreement shall continue thereafter so long as PEAC and Mr. Ott are or becomes subject to any Proceeding instituted with regard to acts or omissions on the part of PEAC and Mr. Ott while serving as the interim chief executive officer as provided above, or while serving at the request of the FHLBA as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other entity or as a member of any committee or council, if such acts or omissions occurred during the period in which this Agreement was in effect.